Exhibit 99.1

INOGEN ANNOUNCES DIVESTITURE OF ITS U.S. OXYGEN

RENTAL BUSINESS TO ROTECH

Transaction advances Inogen’s strategic shift toward a more streamlined commercial model supporting higher revenue growth and adjusted operating income

BEVERLY, Mass., September 30, 2026 -- Inogen, Inc. (Nasdaq: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today announced that it has signed a definitive agreement to divest its U.S. oxygen rental business to Rotech Healthcare, a leading national provider of home respiratory and medical equipment. Under the agreement, Rotech will acquire specified rental assets for a total estimated cash consideration of up to $25 million. The transaction is expected to close in the fourth quarter of 2026, subject to customary closing conditions.

Separately, Inogen also signed a new, long-term supply agreement with Rotech, which is expected to support accelerating patient demand and access to Inogen’s oxygen concentrators through Rotech’s national distribution network.

Following these transactions, Inogen will operate through a simpler, more focused business model designed to drive greater patient access, faster growth and improved profitability. The Company will continue to leverage its core competencies in respiratory innovation, while partnering with leading home medical equipment providers to expand the number of patients using Inogen products. Inogen remains committed to supporting patients, healthcare providers and distributors, with patients continuing to have access to Inogen products through both distributors and its cash-pay direct-to-consumer sales channel.

“These transactions strengthen our business and financial profile, sharpen our strategic focus, and enable us to continue investing in innovative solutions that improve patient outcomes,” said Kevin Smith, President and Chief Executive Officer of Inogen. “Rotech’s strong reputation and respiratory care expertise makes it a proven and trusted partner for our patients. Together, we are focused on providing a smooth transition for patients and ensuring continued access to high-quality oxygen therapy solutions.”

Expected Financial Impact

Inogen expects the transactions to increase both the revenue growth rate and adjusted operating income. The Rental Business generated revenue of $24.3 million in the first half of 2026, representing a year-over-year decline of 9.8%. Beginning with its financial results for the third quarter of 2026, Inogen expects to present the Rental Business as discontinued operations, subject to completion of the Company’s final accounting analysis. In connection with its third-quarter earnings report, the Company expects to provide additional information regarding the historical financial results of the Rental Business and the impact of the transactions on Inogen’s outlook for continuing operations.

Share Repurchase Authorization Increase

Subject to the closing of the transaction, Inogen’s Board of Directors has approved an increase of $15 million to the Company’s existing share repurchase authorization, bringing the total authorization to $45 million and further enhancing Inogen’s ability to return capital to shareholders. The expanded authorization will expire on June 30, 2028, or when the maximum authorized dollar amount has been utilized, whichever occurs first. The Company is under no obligation to purchase a specific number of shares, and the program may be suspended or terminated at any time.

About Inogen

Inogen, Inc. (Nasdaq: INGN) is a medical technology company offering innovative respiratory products for use in the homecare setting. Inogen supports patient respiratory care by developing, manufacturing, and marketing innovative respiratory therapy devices used to deliver care to patients suffering from chronic respiratory conditions. Inogen partners with patients, prescribers, home medical equipment providers and distributors to make its respiratory therapy products widely available, allowing patients the chance to manage the impact of their disease.

For more information, please visit www.inogen.com.

About Rotech Healthcare

Rotech Healthcare is a national leader in providing ventilators, oxygen, sleep apnea treatment, wound care solutions, diabetes management, and home medical equipment. Rotech helps patients lead a more comfortable and productive life by keeping them engaged in their care and empowering them to manage their health and treatment at home.

The Rotech team is composed of talented, innovative, and experienced professionals – respiratory clinicians, customer service representatives, Medicare and insurance experts, patient service technicians, and many more. They dedicate themselves to providing clinical excellence and exceptional, industry-leading service to its patients and customers throughout the entire patient journey and consistently delivering on Rotech’s mission to “Get it Right the First Time.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing and completion of the transaction; the expected classification of the Rental Business as discontinued operations; any anticipated net proceeds; the use of transaction proceeds; the Company’s share repurchase program and anticipated share repurchases thereunder; the expected impact on Inogen’s revenue growth, margins, profitability and financial profile; the transition and continued servicing of rental patients; market adoption of portable oxygen concentrators; Inogen’s go-to-market strategy; future product launches and commercialization strategies; and Inogen’s ability to drive growth, innovation and shareholder value. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including risks related to satisfaction of closing conditions, execution of the patient transition, accounting treatment of the transaction, the amount of net proceeds ultimately received, the timing and amount of share repurchases, market acceptance of Inogen’s products, competition, reimbursement, Inogen’s sales and distribution capabilities, planned product development and commercialization activities , Inogen’s ability to realize the benefits of the supply agreement and other risks associated with its operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Annual Report on Form 10-K for the period ended December 31, 2025, its Quarterly Reports on Form 10-Q for the periods ended March 31, and June 30, 2026, and in its other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release, and Inogen undertakes no obligation to update them except as required by law.

Contact
ir@inogen.net